Sensata Technologies Furthers Electrification Strategy with
Acquisition of Dynapower

Acquisition foundational to Clean Energy Solutions portfolio

SWINDON, United Kingdom, April 26, 2022 – Sensata Technologies (NYSE: ST), a leading industrial technology company and provider of sensor-rich solutions and insights for customers, today announced that it has agreed to acquire Dynapower Company, LLC (“Dynapower”), a leading provider of energy storage and power conversion systems to advance a resilient clean energy future from private equity firm Pfingsten Partners for $580 million in cash. The transaction is subject to regulatory approvals and other customary closing conditions. Sensata and Dynapower expect to complete the transaction early in the third quarter of 2022.

A trusted leader with nearly 60 years of experience, Dynapower provides energy storage and power conversion systems including inverters, converters, rectifiers and custom transformers for renewable energy generation, green hydrogen production, electric vehicle charging stations, and microgrid applications, as well as industrial and defense applications. A broad product portfolio, strong track record in the field, and commitment to customers makes Dynapower a trusted global name in power conversion. Dynapower also provides aftermarket sales and service to maintain and monitor an installed base of equipment at customer locations. With decades of experience and application expertise in energy storage and power conversion systems for industrial applications, Dynapower is a key player in the clean energy transformation.

Dynapower is expected to generate over $100 million in annualized revenue in 2022 with approximately 20% EBITDA margins, while averaging annual growth in excess of 30% through 2026. Dynapower’s addressable markets are large and fast-growing, including energy storage and power conversion systems for grid-tied renewable power conversion - an $800M addressable market growing to $2.7B in 2030, and green hydrogen production, a $250M market experiencing a period of hyper growth fueled by large private and public investments expected to be a $2.6B addressable market in 2030. Dynapower’s recent wins with global blue-chip customers in green hydrogen rectifiers, commercial & Industrial power conversions solutions, and front of meter power conversion and energy storage position Sensata and Dynapower to help shape the clean energy transition for our customers and partners.

The acquisition of Dynapower is a foundational addition to Sensata’s Clean Energy Solutions strategy and complements Sensata’s recent acquisitions of Gigavac, Lithium Balance and Spear Power Systems. Through its rapid expected revenue growth, Dynapower is expected to represent more than 50% of the $500 million of acquired revenue needed to reach Sensata’s goal of $2 billion in Electrification revenue by 2026, as outlined in Sensata’s recent Electrification Teach-In. Further to this, Sensata will enable Dynapower to increase its global exposure, invest in entry into new markets, and successfully scale its business. Dynapower’s capabilities strengthen Sensata’s expertise in energy storage and power conversion across the commercial & industrial, and specialty mobility end markets. Our combined capabilities in electrical protection, energy storage, battery management, and power conversion provide a leading solutions capability.

“We are very pleased to bring Dynapower’s leading energy storage and power conversion solutions into Sensata’s portfolio through this acquisition,” said Jeff Cote, CEO and President of Sensata Technologies. “Dynapower enables us to deliver highly engineered, mission-critical power conversion systems to fast growing renewable energy storage, industrial and defense customers and help drive our Electrification growth vector.”

“My entire leadership team and I are very excited about joining forces with Sensata, leveraging their global resources to further scale our great business and accelerate the transition to green energy.” said Adam Knudsen, Dynapower’s CEO.

Conference Call and Webcast
Sensata will discuss this acquisition on its previously announced first quarter 2022 earnings call scheduled for 8:00 AM eastern time today. The live webcast and subsequent replay of the conference call will be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Investors can also listen to the earnings call live via telephone by dialing 1-844-784-1726 or 1-412-380-7411 and referencing the Sensata Q1 2022 Financial Results Conference Call. A replay of the call will be available until May 3, 2022. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 8713067.

About Sensata Technologies
Sensata Technologies is a global industrial technology company striving to create a cleaner, more efficient, electrified and connected world. Through its broad portfolio of sensors, electrical protection components and sensor-rich solutions which create valuable business insights, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 21,000 employees and global operations in 13 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow us on LinkedIn, Facebook and Twitter.

About Dynapower
Dynapower is a trusted leader in all types of power conversion and energy storage solutions. Dynapower’s products energize and strengthen vital industries such as hydrogen, e-mobility, energy storage, mining, metal finishing and defense, all while helping to shape a shared vision of a clean energy future. With headquarters in South Burlington, Vermont, Dynapower designs, manufactures, and tests a wide range of power conversion solutions while providing an array of aftermarket services focused on continuous reliability and efficiency.

Since 1963, Dynapower’s passion for meeting the toughest power conversion needs has grown alongside an ever-expanding global footprint. Dynapower collaborates with partners and clients to fiercely greet energy challenges, shift the way our world uses power, and advance the greater good of our planet. From government agencies and the military to research institutions and businesses of all sizes, Dynapower pushes the boundaries of science and innovation to get the job done. Learn more at www.dynapower.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, the impact of COVID-19 on the Company’s business and the global economy, commodity prices, the impact of restructuring actions and the Company's success in implementing its operating strategy. The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Investor Contact: Jacob Sayer +1 (508) 236-1666 jsayer@sensata.com	Media Contact: Alexia Taxiarchos +1 (617) 259-8172 ataxiarchos@sensata.com